                                                                    Exhibit 12.1

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                Computation of Ratio of Earnings to Fixed Charges
                        (millions; except ratio amounts)

                                                                                          Year Ended December 31,
                                                                      ------------------------------------------------------------
                                                                        2002         2001         2000         1999         1998
                                                                      --------     --------     --------     --------     --------
Pre-tax income (loss) from continuing operations before
       adjustment for loss from equity investees                      $  142.6     $   36.3     $   38.8     $   57.8     $  (60.3)
                                                                      ========     ========     ========     ========     ========
Fixed Charges:
Interest expense and amortization of debt discount and
       premium on all indebtedness                                    $   91.3     $   99.5     $   99.1     $  104.2     $   90.3
20% of rental expense                                                      4.6          4.1          3.5          3.7          3.5
                                                                      --------     --------     --------     --------     --------
       Total fixed charges                                            $   95.9     $  103.6     $  102.6     $  107.9     $   93.8
                                                                      ========     ========     ========     ========     ========
Pre-tax income (loss) from continuing operations before
       adjustment for loss from equity investees plus fixed charges   $  238.5     $  139.9     $  141.4     $  165.7     $   33.5
Ratio of Earnings to Fixed Charges (A)                                    2.49         1.35         1.38         1.54          (B)

(A) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxed and before adjustment for loss from equity investees plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

(B) Due to Fisher's loss in the years ended December 31, 1998 and 1997, the ratio coverage was less than 1:1. Fisher must generate additional earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.